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                                                                      Exhibit 20

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                               2497 DIXIE HIGHWAY
                          FT. MITCHELL, KENTUCKY 41017
                                 (859) 331-2419



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ______________, 2001


         Notice is hereby given that the special meeting of shareholders of Columbia Financial of Kentucky, Inc., will be held on ___________, ________________, 2001, at ________ a.m., Eastern ____________ Time, at the
_________________, located at ___________, Ft. Mitchell, Ohio. A joint prospectus/proxy statement and proxy card for the special meeting are enclosed. The special meeting will be held for the purpose of considering and voting upon the following matters:

         1. To adopt an amendment to the Articles of Incorporation of Columbia Financial of Kentucky, Inc., to delete Article Seventh;

         2. To approve and adopt an agreement and plan of reorganization, dated as of June 4, 2001, by and among Columbia Financial of Kentucky, Inc., Columbia Federal Savings Bank, Camco Financial Corporation, Camco Acquisition Corp. and Advantage Bank, and the transactions contemplated by that agreement, including the merger of Camco Acquisition Corp. into Columbia Financial, the merger of Columbia Financial into Camco Financial and the merger of Columbia Federal into Advantage Bank, and the exchange of each outstanding share of Columbia Financial, no par value per share, into the right to receive $6.90 and .3681 share of Camco common stock; and

         3. Such other business incident to the conduct of the special meeting as may properly come before the special meeting and any adjournment or postponement of the special meeting, including adjournment of the special meeting to allow for additional solicitation of shareholder votes in order to obtain the required vote to adopt the amendment to the articles of incorporation, to approve and adopt the merger agreement, and to approve the transactions contemplated by the merger agreement.

         The board of directors of Columbia Financial has established ____________, 2001, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. Only record holders of Columbia Financial common shares as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

THE COLUMBIA FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MATTERS PROPOSED.

By Order of the Board of Directors,


Robert V. Lynch
President

Ft. Mitchell, Kentucky
________________, 2001